Exhibit 99.2

FY05-Q1 Financial Results

Conference Call Script

Monday, August 16, 2004 –  3:00 p.m. CDT

Introduction: Calvin Fudge, Director of Marketing

Thank you, Operator, and good afternoon everyone. I am Calvin Fudge, Director of Marketing for NEON Systems and your moderator for this call. Today’s call is being recorded and will be available for replay on the Investor Relations section of our Website. Additionally, a telephone replay will be available and that access number can be found on the IR section of the website and in our earnings press release.

Mark Cresswell, NEON’s President and CEO, will begin today’s call with an overview of the company’s performance for the first quarter, followed by Brian Helman, NEON’s Chief Financial Officer, who will provide a review of the financial results for the quarter. We will then take questions from the investment community.

Before we begin, I would like to remind everyone that any outlook for the future addressed in today’s call is subject to risks and uncertainties that can cause future results to vary from expectations.   Please refer to the risk factors described in NEON Systems’ filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed June 29, 2004.

I will now turn the call over to Mark Cresswell, NEON’s Chief Executive Officer.

Mark.

Overview: Mark Cresswell, President and CEO

Thank you, Calvin.  Good afternoon and welcome everyone.  Hopefully, you have had a chance to review our financial results press release that was issued this morning.  I will reserve the financial details for Brian Helman and will focus my comments this afternoon on NEON’s progress.

In the first fiscal quarter our worldwide sales organization once again strengthened the revenue pipeline. This sales organization has been in place in its current form for about 12 months, during which time we have carefully evaluated its ability to understand the nature of NEON’s business and accurately reflect on our revenue opportunities. As a consequence of performance in this regard and improved visibility we now feel able to resume revenue guidance for the investment community. Brian will be detailing such guidance in his financial statements in just a moment.

On a more qualitative note, the sales organization we have assembled has established itself as a strong core team around which we can incrementally expand through good knowledge transfer. We are currently leveraging this asset as we continue to build our sales team over the next few months.

Structural changes to our cost base over the past 12 months are being well maintained and we continue to track very closely to our operating expense budget. The budget has been adapted to reflect the recently completed InnerAccess acquisition, a topic I will return to later.

I have spent some considerable time this last quarter with our larger customers and partners to see how well our strategy is resonating. I am encouraged by what I have heard. It seems any initiative to simplify a customers or partners’ software portfolio, without material risk to function, is being warmly welcomed. With so many important programs underway in large organizations; such as Business Intelligence, Business Process Management, and Composite Applications Development to name but three, it is not surprising that mitigating complexity, and its collateral cost, is a subject everyone is keen to discuss. Our strategy of building a unified platform to satisfy the entire range of service-oriented and event-driven mainframe integration requirements gives customers and partners a highly cost-effective alternative to the bewildering array of incompatible, expensive, point-solutions for mainframe integration, which are an inevitable consequence of doing business with our competitors.  The launch of Shadow version 5 and the Shadow Interface for Enterprise Applications last quarter was an important milestone along the execution path for this strategy, as we now have the software platform needed to offer customers and partners a real opportunity to significantly drive down the total cost of ownership for mainframe integration.

We remain pleased with the market response to our recently introduced Shadow Event Publisher product.  Shadow Event Publisher is designed to increase business agility by enabling the huge transaction flow on mainframes (estimated by Gartner to be worth about $20bn a day to the US economy) to participate in a real-time enterprise without the cost and risk involved of modifying mainframe applications. The Shadow Event Publisher was launched at the end of 2004 and we have added customers in every subsequent quarter. It would appear to be more in line with customers’ current integration needs and benefits from a shorter sales cycle and less competition than our older products.

This is a critical period for NEON as we transition our product line away from older adapter technology to a more contemporary method of mainframe integration based on network addressable services and events. Consequently, we are encouraged that in the period since its launch, Shadow Event Publisher has vaulted to the top of our pipeline for new product sales opportunities.

This quarter saw further expansion in our customer base, with a particularly strong performance from our European partner network.  Our customer satisfaction efforts are bearing fruit with visible improvements in our customer renewal rates, which were already well in excess of 90%. Our maintenance stream is an important asset for our shareholders and maintaining high levels of customer satisfaction is key to its preservation; we will not compromise in the pursuit of such efforts. To that end we have recently introduced a new customer portal application and in the six weeks since its launch we now have over two hundred customer subscribers. In the future the portal will be enhanced to make product evaluation easier, streamline interaction with partners and generally improve partner lead management.

In the current quarter we expect to further strengthen our product portfolio with the addition of the first NEON versions of the InnerAccess products. This is a testament to the efforts of the merged product development organization. In the period since closing the acquisition, a tremendous amount of progress has been made on combining the software technologies. The progress is such that we are expecting to formally launch the integrated Shadow zServices product later this quarter. Shadow zServices is a mainframe Web Services provider and consumer product, designed to lower integration costs in large enterprises by repurposing mainframe applications as Web Services. With zServices, NEON is now the only vendor capable of offering support for the 3 primary integration models of SQL, Services and Events from within a single product technology. Upon release we will be focusing our sales organization on the cross-sell opportunity within the existing Shadow customer base to establish some early marquee customers. These will sit alongside the excellent customer base we acquired as part of the InnerAccess transaction.

Other elements of the post-acquisition integration are progressing according to our plan. Organization and administrative integration is complete. We have integrated customer support, and have a revised website with consistent messaging. Product cross-training is underway and the first version of a combined product roadmap has been completed. We have paid close attention to the people aspects of integration and it is clear that all parties are committed to making the successor organization greater than the sum of its parts.

The ease with which InnerAccess has become a seamless part of NEON is indicative of the strong execution discipline on both sides of the transaction. However, it is also a reflection on the constraints NEON has rigorously applied within its M&A selection process. As we have said before these constraints are designed to reduce the inherent risks associated with M&A activities. We continue to evaluate other M&A options that offer the greatest potential for growing our business, and building additional value for customers and shareholders. However, it is impossible to state or predict the nature or timing of such moves as finding qualified candidates that measure up to the constraints is tough.

In summary, despite somewhat lumpy revenue growth, we continue to be enthusiastic about NEON’s future and our decision to resume guidance is indicative of the organizational progress we have made in recent months. Once again I would like to extend thanks to the NEON team. The positive attitude that prevails at NEON, among some of the most talented individuals in their respective fields of endeavor, is a key factor in our success, and I am tremendously grateful for their outstanding effort over the past 18 months.

I will now call on our Chief Financial Officer Brian Helman, who will provide more detail into the financials. Brian

Financial Highlights: Brian Helman, Chief Financial Officer

Thank you, Mark, and good afternoon.

NEON reported net income of $967,000, or $0.10 per share, for the first quarter of fiscal year 2005, compared to net income of $155,000, or $0.02 per share, in the first quarter of the prior year. Operating loss for the first quarter of fiscal 2005 was $293,000, compared to operating income of $56,000 in first quarter of the prior year.

Total revenue in the first quarter of fiscal year 2005 was $3.6 million, compared to $4.0 million in the prior quarter and $4.1 million in the first quarter of fiscal 2004.

Software license revenue in the first quarter of fiscal 2005 was $1.1 million, compared to $1.5 million in the previous quarter and $1.6 million in the first quarter of the prior year.

Maintenance revenue in the first quarter of fiscal 2005 was $2.5 million, compared to $2.6 million in both, the previous and the comparable quarter of the prior year.

As of June 30, NEON had $7.9 million in deferred revenue.

On June 17, NEON sold its promissory notes issued by Scalable Software for $4.75 million. As a result, NEON recorded a $1.2 million gain on the sale during the quarter.

On July 14, NEON closed its acquisition of InnerAccess Technologies. InnerAccess reported net revenues of approximately $1.9 million in US dollars in its most recent fiscal year ended November 30, 2003. As of the acquisition date, InnerAccess had 16 employees.

We would like to offer the following guidance for the year ended March 31, 2005. NEON believes that net revenue will be between $17.5m and $18 million for the fiscal year and earnings per share will be between $0.16 and $0.18 per share. We continue to believe that operating results may vary from quarter to quarter due to the lumpiness of our license revenues.

As of June 30, NEON had cash and cash equivalents of $26.5 million. This represents an increase of $5.6 million from the prior quarter. NEON has no outstanding debt.

I will now turn the call back over to Calvin.

Thank you, Brian. Now we will open the call to questions from the investor community. Operator, will you cue the first caller.

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